                                                                    Exhibit 12.1


                  Statement of Ratio of Combined Fixed Charges
                    and Preferred Stock Dividends to Earnings
                                 (In thousands)

                      (Unaudited)                          2005       2004       2003       2002       2001
                      -----------                          ----       ----       ----       ----       ----
Earnings
   Pretax income from continuing operations              $172,558   $ 86,530   $ 49,297   $  9,815   $ 57,220
   Fixed charges excluding capitalized interest            19,510     15,099     21,793     20,375     22,056
                                                         --------   --------   --------   --------   --------
   Adjusted earnings                                     $192,068   $101,629   $ 71,090   $ 30,190   $ 79,276
                                                         ========   ========   ========   ========   ========

Fixed charges
   Interest expense including capitalized interest       $ 18,944   $ 13,801   $ 17,702   $ 18,946   $ 22,380
   Amortization of finance cost                             1,370      1,104      3,700      1,663         32
   Interest component of lease rental expenditures (1)        919        763        823        430        257
                                                         --------   --------   --------   --------   --------
Fixed charges                                            $ 21,233   $ 15,668   $ 22,225   $ 21,039   $ 22,669
                                                         ========   ========   ========   ========   ========

   Dividends and accretion of issuance costs on
     preferred stock                                           --         --        909      1,028      1,761
                                                         --------   --------   --------   --------   --------
Combined fixed charges and preferred stock dividends     $ 21,233   $ 15,668   $ 23,134   $ 22,067   $ 24,430
                                                         ========   ========   ========   ========   ========

Ratio of earnings to fixed charges                           9.05       6.49       3.20       1.43       3.50
                                                         ========   ========   ========   ========   ========

Ratio of earnings to combined fixed charges
   and preferred stock dividends                             9.05       6.49       3.07       1.37       3.25
                                                         ========   ========   ========   ========   ========

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(1)   Represents the portion of estimated rental expense assumed to be attributable to interest factors appropriate for the period during which the rental obligations were incurred. 33% was applied for the periods presented.